Exhibit 99.1

Pro Forma Balance Sheet

March 2015

SmartFinancial Inc. & Cornerstone Bancshares, Inc. Combination Proforma Balance Sheet	Smart	Cornerstone	Fair Value	Capital Raise		Pro Forma
	March 31,	March 31,	Adjustments,	Adjustments,		March 31,
	2015	2015	Net	Net		2015
	Actual	Actual				Combined

Assets:
Cash and cash equivalents	$41,248	$25,446	$(1,500)	$7,318	g,j	$72,512
Investment securities available-for-sale, fair value	92,321	85,093	-	-		177,415
Investment securities held-to-maturity, amortized cost	-	24	-	-		24
Loans, net of deferred fees	371,411	296,033	(7,506)	-	a,c	659,938
Allowance for loan losses	(3,915)	(3,657)	3,656	-	c	(3,916)

Net loans	367,495	292,377	(3,850)	-	a	656,022
Bank premises and equipment, net	16,383	6,297	1,850	-	d	24,530
Other real estate owned	4,170	8,523	(1,237)	-	e	11,456
Goodwill	-	-	-	-		-
Deferred tax asset, net	-	1,801	955	-	b	2,756
Bank owned life insurance	-	1,258	-	-		1,258
Core deposit intangibles	258	-	2,483	-	a	2,741
Other assets	5,132	5,191	-	-		10,324

Total Assets	$527,009	$426,010	$(1,299)	$7,318		$959,038

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits—noninterest-bearing	$58,006	$56,620	$-	$-		$114,626
Deposits—interest-bearing	408,554	276,577	1,029	-	a	686,161

Total deposits	466,560	333,198	1,029	-		800,787
Securities sold under repurchase agreements	4,607	19,510	-	-		24,116
Other borrowings	-	31,000	582	-	a,j	31,582
Other liabilities	(863)	1,376	-	8,000		8,513

Total liabilities	470,304	385,083	1,611	8,000		864,998
Shareholders’ Equity:						-
Preferred Stock	12,000	14,982	-	(14,982)	j	12,000
Common Stock	2,966	6,638	9,480	4,000	h.i,j	23,084
Additional paid in capital	30,524	21,903	(11,950)	10,300	h,i,j	50,777
Retained earnings (deficit)	11,013	(2,945)	(91)	-	f,g,h	7,977
Accumulated other comprehensive income (loss)	202	349	(349)	-	h	202

Total shareholders’ equity	56,705	40,927	(2,910)	(682)		94,040

Total Liabilities and Shareholders’ Equity	$527,009	$426,010	$(1,299)	$7,318		$959,038

Pro Forma Balance Sheet Adjustments

March 2015

	PRO FORMA ADJUSTING ENTRIES (BALANCE SHEET):	Debit	Credit
a.	Loans—fair value adjustment and credit mark above allowance	$-	3,850.0
a.	Core deposit premium	2,483.0	-
a.	Deposits—interest-bearing	-	1,029.0
a.	FHLB—fair value adjustment	-	582.0
b.	Deferred tax assets	-	1,803.0
b.	Deferred tax assets	2,758.0	-
c.	Allowance for loan losses	3,656.0	-
c.	Loans	-	3,656.0
d.	Fixed assets	1,850.0	-
e.	Other Real Estate	-	1,237.0
f.	Bargain purchase gain	-	(1,536.0)
g.	Cash	-	1,500.0
g.	Retained earnings	1,500.0	-
h	Retained earnings	-	2,945.0
h	Common stock	6,637.9	-
h	Additional paid in capital	21,902.8	-
h	Accumulated other comprehensive income (loss)	349.3	-
i	Common stock	-	16,118.0
i	Additional paid in capital	-	9,953.0
j	Common stock	-	4,000.0
j	Additional paid in capital	-	10,300.0
j	Cash	7,318.0	-
j	Preferred Stock	14,982.0	-
j	Other Borrowings	-	8,000.0
		$63,437.0	$63,437.0

Additional Notes:

•	The numbers of shares of common stock of Cornerstone Bancshares, Inc. and SmartFinancial, Inc. outstanding as of 3/31/15 were 2,965,783 and 6,637,941, respectively.

•	Between 12/31/14 and 3/31/15, Cornerstone Bancshares, Inc. options to acquire 47,810 shares at an exercise price of $9.23 were forfeited, SmartFinancial, Inc. options to acquire 511 shares at an exercise price of $11.00 were forfeited, and SmartFinancial, Inc. options to acquire 500 shares at an exercise price of $15.00 were forfeited.

•	The foregoing adjustments assume a market price per share of Cornerstone Bancshares, Inc. common stock of $3.31 at 3/31/15.

Forward Looking Statements

Certain of the statements made in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone, SmartFinancial and their respective management regarding the companies’ strategic directions, prospects, future results and benefits of the merger, are subject to numerous risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone and SmartFinancial operate, governmental regulations, the ability to obtain regulatory and shareholder approval, the possibility that conditions to completion of the merger will not be satisfied, the ability to complete the merger in the expected timeframe, the companies’ competitive environment, cyclical and seasonal fluctuations in their operating results, and other risks.